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                                                                      EXHIBIT B

                                 REVOLVING NOTE

$30,000,000

                                                                   July 31, 1996
                                                                 Cleveland, Ohio

                  FOR VALUE RECEIVED, the undersigned, Diversified Opportunities Group Ltd., an Ohio limited liability company (the "Borrower"), promises to pay to the order of RICHARD E. JACOBS, an individual (the "Lender"), at 25425 Center Ridge Road, Cleveland, Ohio 44145, in lawful money of the United States of America in immediately available funds, the principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000) or, if less, the aggregate principal amount of all advances (each, an "Advance" and, collectively, the "Advances") made hereunder at the times set forth in the Credit Agreement, of even date herewith, by and between Richard E. Jacobs and Borrower (the "Credit Agreement"), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement, provided that in any event the entire unpaid principal balance hereof, together with all accrued and unpaid interest hereon, if not sooner paid, shall be due and payable in full on the Maturity Date (as defined in the Credit Agreement).

                  This note is the Revolving Note referred to in the Credit Agreement. This note is subject to certain permissive prepayments upon the terms provided in the Credit Agreement.

                  Lender shall enter in his records the amount of each Advance made and the payments made thereon, and Lender is authorized by Borrower to enter on a schedule attached to this Revolving Note a record of such Advances and payments; provided, however that the failure by Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder, and, in all events, the principal amounts owning by Borrower in respect of this Revolving Note shall be the aggregate amount of all Advances made by Lender less all payments of principal thereof made by the Borrower. Upon request of Borrower, Lender shall provide Borrower a copy of a schedule on which is set forth Lender's record of such Advances and payments.

                  Upon the occurrence of any one or more or the following events the Lender's obligations to make Advances under the Credit Agreement shall automatically terminate and this Revolving Note shall automatically become immediately due and payable without any further action on the part of Lender:

                  (a) Borrower shall become insolvent or shall generally not pay Borrower's debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for Borrower or for a substantial part of


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Borrower's property or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for Borrower or for a substantial part of Borrower's property and shall not be discharged within 90 days, or Borrower shall make an assignment for the benefit of creditors; or

                  (b) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against Borrower, and, if instituted against Borrower, shall have been consented to or acquiesced in by Borrower, or shall remain undismissed for 90 days, or an order for relief shall have been entered against Borrower.

                   Borrower shall pay all costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with the enforcement of Lender's rights hereunder or under the Credit Agreement or in connection with the collection of this Revolving Note or any Advances made hereunder.

                  The undersigned waives presentment, notice of nonpayment, protest, notice of protest, notice of default and notice of dishonor.

                  No member of Borrower shall be personally liable for the repayment of principal, interest, costs or expenses under this note.

                  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                     BORROWER:

                     DIVERSIFIED OPPORTUNITIES GROUP, LTD.

                            By:  Jacobs Entertainment Ltd.

                            By /s/ Jeffrey P. Jacobs
                              ------------------------
                            Title:  President

                            And By:  The Opportunities Trust

                                     By /s/ Jeffrey P. Jacobs
                                       -------------------------
                                       Jeffrey P. Jacobs, Trustee

                                     And By /s/ Gary L. Bryenton
                                           ------------------------
                                           Gary L. Bryenton, Trustee